Exhibit 99.1

N E W S B U L L E T I N	RE:

PINNACLE ENTERTAINMENT 3800 Howard Hughes Parkway, Ste. 1800 Las Vegas, Nevada 89109 www.pinnacle-entertainment-inc.com TRADED: NYSE: PNK

FOR FURTHER INFORMATION:

At The Company:			At CCG Investor and
Strategic Relations:
Dan Lee	Steve Capp	Wade Hundley	Sean Collins
Chairman & CEO	CFO	COO	Partner
(702) 784-7777	(702) 784-7777	(702) 784-7777	(818) 789-0100

FOR IMMEDIATE RELEASE

February 3, 2004

PINNACLE ENTERTAINMENT REPORTS FOURTH QUARTER

AND FULL YEAR 2003 RESULTS

Quarterly Operating Income Rises Significantly;

Results Reflect Progress on Many Fronts

LAS VEGAS, February 3, 2004—Pinnacle Entertainment, Inc. (NYSE:PNK) today reported financial results for the fourth quarter and full year ended December 31, 2003.

For the fourth quarter, revenues rose to $125.7 million from $125.0 million a year earlier. Adjusted EBITDA(1) increased 16.4% to $19.8 million from $17.0 million for the prior-year period, mainly as a result of improved marketing efficiency and cost containment. The Company’s adjusted EBITDA margin in the quarter was 15.8% versus 13.6%.

Adjusted net loss(1) for the quarter was $2.6 million, or $0.10 per share, compared to adjusted net loss of $4.0 million, or $0.16 per share, for the fourth quarter of 2002. Non-routine items net of taxes for the quarter were approximately $6.0 million, including a loss on the early extinguishment of debt of $7.1 million, offset in part by a reversal of $1.0 million of reserves for litigation that were deemed no longer necessary. In the fourth quarter of 2002, non-routine items net of taxes were approximately $2.7 million, including asset impairment charges of $1.7 million. On a GAAP (‘Generally Accepted Accounting Principles’) basis, the Company reported a net loss of $8.6 million, or $0.34 per share, for the fourth quarter, versus a net loss of $6.7 million, or $0.26 per share, for the prior-year quarter.

“We are pleased that our fourth quarter results reflect operating improvements at almost all of our properties,” said Daniel R. Lee, Pinnacle Entertainment’s Chairman and Chief Executive Officer. “Belterra and New Orleans grew both revenue and EBITDA(1), while the management at our Biloxi and Bossier City properties focused on efficient cost structures and improved their EBITDA over 2002 despite competitive market conditions. Our operations in Argentina also performed quite well. Competition from new Native American casinos in California continued to affect our Reno property, consistent with the 2003 third quarter.”

Full-Year 2003 Results

Revenues for the year ended December 31, 2003 grew 3.4% to $531.5 million from $514.0 million in the prior year. Adjusted EBITDA improved to $90.5 million in 2003 compared with $84.3 million in 2002, despite a $1.55 million one-time gaming tax at the Company’s Belterra property in the 2003 second quarter. Without such charge, 2003 adjusted EBITDA would have been more than $92 million. Adjusted EBITDA margins (excluding the one-time gaming tax item) for the full year improved to 17.0% from 16.4%, as improvement at most of the Company’s properties offset the effects of competition in Reno and increased corporate expenses.

Adjusted net loss for the year ended December 31, 2003 was $4.7 million, or $0.18 per share, compared to adjusted net loss of $5.2 million, or $0.20 per share, in 2002. The after-tax non-routine items affecting 2003 results were approximately $23.5 million, including $12.9 million for losses on the early extinguishment of debt, $7.8 million for goodwill impairment charges and $4.2 million for tax matters. In 2002, the after-tax non-routine items were approximately $64.4 million, due primarily to a $56.7 million charge related to the implementation of the new accounting standard regarding goodwill and similar items. On a GAAP basis, the net loss for the year ended December 31, 2003 was $28.2 million, or $1.09 per share, compared to a net loss of $69.6 million, or $2.70 per share, for the 2002 year. Definitions of EBITDA, adjusted EBITDA and adjusted net loss and a reconciliation of each to net loss, as well as the non-routine items, are included later in this press release.

“In addition to focusing on efficiencies at the property level, we’ve accomplished a great deal in recent months to strengthen our balance sheet and create opportunities for the future,” Mr. Lee said. Some of those highlights include:

•	The Company entered into a new $300 million credit facility in December, providing for a six-year $225 million term loan facility and a five-year, $75 million revolving credit facility. The new agreement lowers Pinnacle’s borrowing costs and provides additional flexibility.

•	In December, Pinnacle repurchased 2,008,986 shares of common stock at $10 per share. Of that, 1,758,996 shares were repurchased from the Company’s former chairman, R. D. Hubbard, under an option granted to Pinnacle under a 2003 settlement agreement. The remaining shares were repurchased from the R.D. and Joan Dale Hubbard Foundation.

•	On January 15, 2004, the City of St. Louis Port Authority and Land Clearance for Redevelopment Authority and the St. Louis Development Corporation selected Pinnacle to negotiate a development agreement for an estimated $208 million casino and luxury hotel development at Laclede’s Landing in downtown St. Louis. In addition, the Company has submitted a proposal and is awaiting a decision by the St. Louis County for an additional $300 million proposed casino complex in the County. The Company is one of two finalists in the county selection process. Artists’ renderings of both of the Company’s St. Louis development proposals are accessible via the Company’s corporate website at www.pinnacle-entertainment-inc.com.

•	Pinnacle completed the sale of 11.5 million shares of common stock (including the ‘green shoe’ over-allotment) at a price of $11.15 per share on February 2, 2004, generating net proceeds of approximately $120 million. The proceeds will be used for general corporate purposes, including construction of the Company’s Lake Charles resort and the expansion at Belterra in Indiana, and may also be used for new capital projects including potentially the proposed St. Louis developments.

•	Construction of Pinnacle’s project in Lake Charles, La., scheduled to open in the spring of 2005, continues to be on schedule and on budget. The development, which will cost approximately $325 million, includes approximately 700 guestrooms, a championship golf course, and a single-level dockside casino surrounded on three sides by the hotel and other amenities.

•	At Belterra in Indiana, the Company is completing its new guest room tower and related facilities on budget and on schedule. The project will double the number of guestrooms at the property and adds a 33,000-square-foot convention and meeting facility and a first-class pool area. The convention facility will be put in service within the next two weeks and the guestrooms will be completed in April. Pictures of the work in progress at Belterra and at the Lake Charles site are accessible via the Company’s corporate website at www.pinnacle-entertainment-inc.com.

•	The Company significantly enhanced its management team over the past year, including the hiring of its Chief Financial Officer, SVP-Hospitality, SVP-Human Resources and its new VP/General Manager at Belterra. The Company also added two new board members, each of whom have previously been CEOs of major casino companies.

Property Highlights

Boomtown New Orleans

Boomtown New Orleans produced a strong 2003 fourth quarter, reporting EBITDA growth of almost 7% to $7.2 million, compared to $6.7 million a year earlier. Total revenues grew 5.2% to $26.0 million from $24.7 million in the prior-year quarter, while EBITDA margin improved to 27.6% compared to 27.2%. Boomtown New Orleans’ gross gaming revenues for the fourth quarter 2003 grew by approximately 5% over the same prior-year period. According to data from the Louisiana Gaming Commission, gross gaming revenues for the three other properties in this market (excluding Boomtown) declined by almost 1%.

For the year, Boomtown New Orleans grew its revenues by 6.0% to $106.4 million from $100.4 million. EBITDA for the year grew by 8.4% to $29.3 million from $27.1 million.

Belterra Casino Resort

Pinnacle’s Belterra Casino Resort also reported a strong 2003 fourth quarter, increasing EBITDA to $6.3 million versus $3.9 million in the prior-year period. Revenues for the quarter grew to $33.1 million from $31.1 million, with gaming revenues growing 8.1%. According to data from the Indiana Gaming Commission, gross gaming revenue for the four other riverboats in this market grew in the aggregate 8.9% during the same period.

For the year, revenues grew to $133.7 million, an increase of 9.5% from the $122.1 million in 2002. EBITDA jumped to $23.2 million from $15.8 million, despite the one-time gaming tax charge of $1.55 million. Although the Company has expensed such charge, the tax calculation resulting in the charge is being disputed by Belterra and most other Indiana casinos.

Boomtown Bossier City

For the 2003 fourth quarter, Boomtown Bossier City grew its EBITDA by 17.0% to $3.9 million from $3.3 million in the 2002 period. Total revenues declined by 7.2%, including an 8.8% decline in gaming revenues. However, improved marketing and staffing efficiency led to EBITDA margin improvement of more than 3 percentage points to approximately 16.1% in the 2003 fourth quarter, versus 12.8%. Quarterly gaming revenues in the Bossier City/Shreveport region exclusive of Boomtown were flat compared to the prior-year fourth quarter. A nearby racetrack installed slot machines in May 2003. Exclusive of both

Boomtown and the racetrack, the other four casinos in the region as a group had a 7.2% decline in revenues during the quarter versus the prior year period.

Overall in 2003, Boomtown Bossier City improved its revenues to $105.4 million from $102.7 million, reflecting growth earlier in the year and improvements made to the property during the first half of 2002. EBITDA for the year increased 27.3% to $16.5 million versus $13.0 million.

Casino Magic Biloxi

Similar to Bossier City, Casino Magic Biloxi focused on improved marketing programs and controlled spending. Overall, quarterly EBITDA improved 48.2% to $3.4 million compared to $2.3 million a year earlier, while revenues declined slightly to $19.4 million from $20.2 million.

For the year, revenues were $83.6 million versus $86.5 million, a reflection of the changes in marketing in the second half of the year and competition in the region. EBITDA was $16.0 million compared to $18.1 million.

Boomtown Reno

Competition from Native American gaming in Northern California continued in the 2003 fourth quarter. Consistent with the third quarter, revenues were off 9.4% in the 2003 fourth quarter, declining to $17.9 million from $19.8 million. EBITDA declined to $1.6 million from $2.4 million during this seasonally slow quarter.

For the year, Reno’s revenues declined to $83.6 million in 2003 from $89.0 million in 2002, as competition from Native American gaming elevated in June 2003. EBITDA for the year declined to $13.7 million from $17.6 million.

Casino Magic Argentina

The Company’s Argentine results improved dramatically in the 2003 fourth quarter, reflecting an improved economic and political environment. Revenues grew to $3.6 million in the quarter from $1.7 million in the prior-year period, and EBITDA grew to $1.7 million from $927,000 in the 2002 period.

For the year, revenues grew to $12.5 million from $7.0 million and EBITDA grew to $5.2 million from $1.9 million.

Other Items

Indiana Regulatory/Alanis Lawsuit Matters. In December 2002, the Company’s former CEO and President filed a lawsuit against, among others, the Company, claiming wrongful termination, among other things. In February 2003, the court granted the Company’s motion to send the wrongful termination matter to binding arbitration. On December 29, 2003, the arbitrator granted summary judgment in favor of the Company and another defendant. The arbitrator also determined that the Company was entitled to reimbursement from the former executive for its costs, expenses and attorney’s fees. The Company has expensed more than $1 million of legal and other costs related to this lawsuit, which will be reversed upon receipt of the reimbursement funds. The former CEO’s lawsuit includes claims of defamation against the Company and its current CEO. This remaining aspect of the suit is being vigorously defended by the Company and is currently scheduled for trial in March 2004.

Corporate Expenses. Corporate expenses rose to $5.8 million from $4.0 million in the 2003 fourth quarter compared to the 2002 period. Quarterly expenses include lawsuit defense costs and other unusual legal expenses of approximately $871,000 and an increase in expansion and development costs of approximately $369,000.

For the year, corporate overhead increased to $19.6 million from $15.0 million, due in part to the lawsuit defense costs, development costs for various projects and additional corporate staffing to replace executives who left in 2002.

Community Contribution

Pinnacle pays significant taxes in the communities in which it operates. In 2003, Pinnacle paid or accrued $110.6 million in gaming taxes, $10.9 million in payroll taxes, $7.1 million in property taxes, and $5.1 million in sales taxes during the year. Setting aside income taxes, Pinnacle paid or accrued $133.7 million for taxes paid to state and local authorities in 2003.

2004 Outlook

Based on expected market and economic conditions and other factors, Pinnacle Entertainment anticipates that 2004 adjusted EBITDA results, excluding non-routine items such as any gain on land sales or preopening costs associated with development and construction, will be approximately $95 million and that 2004 net loss based on this amount of EBITDA will be approximately $3 million. The Company expects to generate positive cash flow from operations, after cash interest payments, of approximately $35 million to $40 million. Included in the anticipated net loss are substantial depreciation charges and other non-cash charges, which result in net losses under GAAP even as the Company produces significant positive cash flow. For a summary of the 2004 outlook, and a reconciliation to net loss, see the attached supplemental table.

These forecasts represent the Company’s best estimates at this time. The Company may or may not provide financial guidance in future press releases. Pinnacle Entertainment reserves the right to adjust its guidance at any time but does not undertake any obligation to update or revise any guidance or other forward looking statements, whether as a result of new developments or otherwise.

Investor Conference Call

Pinnacle will hold a conference call for investors today, February 3, 2004, at 11:00 a.m. ET (8:00 a.m. PT) to discuss its 2003 fourth quarter and year-end financial and operating results. Investors may listen to the call by dialing (888) 792-8395, or, for international callers, (706) 679-7241. Investors also may listen to the conference call live over the Internet at www.pinnacle-entertainment-inc.com. To listen to the live broadcast online, please go to the website at least 15 minutes before the call to register and download any needed audio software. This press release, which includes financial information to be discussed by management during the conference call, and disclosure and reconciliation of non-GAAP financial measures, is also available on such website.

A replay of the conference call will be available through February 10, 2004 by dialing (800) 642-1687, or, for international callers, (706) 645-9291. No replay reservation number is required.

Non-GAAP Financial Measures

(1) EBITDA, adjusted EBITDA and adjusted net loss are non-GAAP measurements. The Company defines EBITDA as earnings before net interest expense, provision for income taxes, depreciation, amortization, loss on early extinguishment of debt and cumulative effect of a change in accounting principle; and defines adjusted EBITDA as EBITDA excluding Indiana regulatory and related costs, corporate relocation expenses and related benefits, derivative action settlement benefits and goodwill and other asset impairment charges (EBITDA and adjusted EBITDA are collectively referred to as the ‘EBITDA Measures’). The Company defines adjusted net loss as net loss before loss on early extinguishment of debt, Indiana regulatory and related costs, corporate relocation expenses and related benefits, derivative action settlement benefits, goodwill and other asset impairment charges and cumulative effect of a change in accounting principle. EBITDA, adjusted EBITDA and adjusted net loss are not measures of financial performance under the promulgations of the accounting profession known as GAAP.

Management uses the EBITDA Measures as relevant and useful measures to compare operating results among its properties and between accounting periods. The presentation of the EBITDA Measures has economic substance because these measures are used by management as performance measures to analyze the performance of the Company’s business segments. The EBITDA Measures are specifically relevant in evaluating large, long-lived hotel casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Additionally, management believes some investors consider the EBITDA Measures to be useful measures in determining a company’s ability to service or incur debt and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. The EBITDA Measures, subject to certain adjustments, are also measures used in debt covenants in the Company’s debt agreements.

The EBITDA Measures have material limitations as an analytic tools compared to net income, because, among other things, they do not include depreciation or interest expense, and therefore do not reflect current or future capital expenditures or the cost of capital. Management compensates for these limitations by using the EBITDA Measures as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations.

The EBITDA Measures are not calculated in the same manner by all companies and accordingly, may not be appropriate measures of comparing performance amongst different companies. The EBITDA Measures should not be considered in isolation from, or as a substitute for, net income (loss), operating income (loss) or cash flows from operations determined in accordance with GAAP. See the attached “supplemental information” table for a reconciliation of EBITDA and adjusted EBITDA to operating income and net loss.

Adjusted net loss is presented solely as a supplemental disclosure because management believes that the adjustments provide a measure of performance that more closely resembles widely used measures of performance and principal bases for valuation of gaming companies. See the attached “supplemental information” table for a reconciliation of GAAP net loss to adjusted net loss.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos in the Los Angeles metropolitan area. The Company is developing a major casino resort in Lake Charles, Louisiana and has proposed two new developments in St. Louis, Missouri.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future operating results, new development opportunities and anticipated construction schedules and costs, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) significant competition facing the Company in all of its markets, including increasingly competitive Native American gaming facilities affecting Reno gaming properties and other markets; (b) many construction-related factors could prevent the Company from completing its construction and development projects within budget and on time; (c) the risk that development of the Lake Charles resort, expansion of the Belterra Casino Resort and other capital intensive projects could strain the Company’s financial resources and might not provide for a sufficient return, if any, (d) increases in existing, or imposition of new, gaming taxes or fees; (e) the impact of rising interest rates on the Company’s floating rate debt and (f) other risks, including those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	For the three months ended December 31,		For the twelve months ended December 31,
	2003	2002	2003	2002
	(unaudited)
Revenues:
Gaming	$106,902	$106,085	$449,350	$432,343
Food and beverage	6,911	6,706	28,955	29,751
Truck stop and service station	4,694	4,674	21,272	19,720
Hotel and recreational vehicle park	3,524	3,190	14,674	14,723
Other income	3,696	4,360	17,264	17,464

	125,727	125,015	531,515	514,001

Expenses:
Gaming	61,232	64,802	258,723	250,422
Food and beverage	8,474	8,113	34,063	34,034
Truck stop and service station	4,382	4,323	19,621	18,154
Hotel and recreational vehicle park	2,131	2,141	8,739	9,095
General and administrative	27,462	26,251	110,720	108,740
Depreciation and amortization	11,667	11,234	46,833	44,929
Other	2,202	2,341	9,197	9,253
Indiana regulatory and related costs	(1,527)	33	(1,858)	6,609
Corporate relocation expenses and related benefits	(199)	1,601	(199)	1,601
Derivative action settlement benefits	50	0	(198)	0
Goodwill and other asset impairment charges	0	2,753	7,832	2,753

	115,874	123,592	493,473	485,590

Operating income	9,853	1,423	38,042	28,411
Interest income	(745)	(504)	(2,111)	(2,206)
Interest expense, net of capitalized interest	14,128	12,532	54,881	49,688
Loss on early extinguishment of debt	11,164	0	19,908	0

Loss before income taxes and cumulative effect of a change in accounting principle	(14,694)	(10,605)	(34,636)	(19,071)
Income tax benefit	(6,080)	(3,912)	(6,394)	(6,146)

Loss before cumulative effect of a change in accounting principle	(8,614)	(6,693)	(28,242)	(12,925)
Cumulative effect of a change in accounting principle, net of income tax benefit	0	0	0	56,704

Net loss	$(8,614)	$(6,693)	$(28,242)	$(69,629)

Loss per common share—basic and diluted
Loss before cumulative effect of a change in accounting principle	$(0.34)	$(0.26)	$(1.09)	$(0.50)
Cumulative effect of a change in accounting principle	0.00	0.00	0.00	(2.20)

Net loss per common share—basic and diluted	$(0.34)	$(0.26)	$(1.09)	$(2.70)

Number of shares – basic and diluted	25,643	25,929	25,861	25,773

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2003	December 31, 2002
	unaudited
Assets
Cash, cash equivalents and restricted cash	$229,036	$147,541
Other assets	106,357	106,814
Fixed assets	621,709	586,083

Total assets	$957,102	$840,438

Liabilities and Stockholders’ Equity
Liabilities	$110,308	$98,454
Notes payable	645,935	493,498

Total liabilities	756,243	591,952
Stockholders’ equity	200,859	248,486

Total liabilities and stockholders’ equity	$957,102	$840,438

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(in thousands and unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Revenues
Boomtown New Orleans	$26,026	$24,734	$106,398	$100,403
Belterra Casino Resort	33,071	31,091	133,704	122,118
Boomtown Bossier City	24,103	25,977	105,408	102,680
Casino Magic Biloxi	19,429	20,189	83,603	86,500
Boomtown Reno	17,896	19,759	83,645	89,021
Casino Magic Argentina	3,642	1,705	12,517	7,039
Card Clubs	1,560	1,560	6,240	6,240

Total Revenues	$125,727	$125,015	$531,515	$514,001

Adjusted EBITDA (a)
Boomtown New Orleans	$7,187	$6,720	$29,339	$27,055
Belterra Casino Resort	6,314	3,879	23,242	15,791
Boomtown Bossier City	3,888	3,322	16,497	12,963
Casino Magic Biloxi	3,439	2,320	16,029	18,090
Boomtown Reno	1,608	2,424	13,667	17,598
Casino Magic Argentina	1,723	927	5,178	1,942
Card Clubs	1,493	1,483	6,074	5,902
Corporate	(5,808)	(4,031)	(19,574)	(15,038)

Adjusted EBITDA	$19,844	$17,044	$90,452	$84,303

Adjusted EBITDA to Net Loss Reconciliation
Adjusted EBITDA	$19,844	$17,044	$90,452	$84,303
Indiana regulatory and related costs	1,527	(33)	1,858	(6,609)
Corporate relocation expenses and related benefits	199	(1,601)	199	(1,601)
Derivative action settlement benefits	(50)	0	198	0
Goodwill and other asset impairment charges	0	(2,753)	(7,832)	(2,753)

EBITDA	21,520	12,657	84,875	73,340
Depreciation and amortization	(11,667)	(11,234)	(46,833)	(44,929)
Interest expense, net	(13,383)	(12,028)	(52,770)	(47,482)
Loss on early extinguishment of debt	(11,164)	0	(19,908)	0
Income tax provision	6,080	3,912	6,394	6,146
Cumulative effect of a change in accounting principle	0	0	0	(56,704)

Net Loss	$(8,614)	$(6,693)	$(28,242)	$(69,629)

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA and see the by-property reconciliation of adjusted EBITDA to operating income below.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(in thousands and unaudited)

	Operating Income (Loss)	Depreciation and Amortization	EBITDA (a)	Non-Routine Items	Adjusted EBITDA(a)
Three months ended December 31, 2003
Boomtown New Orleans	$5,498	$1,689	$7,187	$0	$7,187
Belterra Casino Resort	2,775	3,539	6,314	0	6,314
Boomtown Bossier City	2,223	1,665	3,888	0	3,888
Casino Magic Biloxi	1,323	2,116	3,439	0	3,439
Boomtown Reno	(199)	1,807	1,608	0	1,608
Casino Magic Argentina	1,537	186	1,723	0	1,723
Card Clubs	899	594	1,493	0	1,493
Corporate	(5,879)	71	(5,808)	0	(5,808)
Non-routine items (b)	1,676	0	1,676	(1,676)	0

	$9,853	$11,667	$21,520	$(1,676)	$19,844

Three months ended December 31, 2002
Boomtown New Orleans	$5,035	$1,685	$6,720	$0	$6,720
Belterra Casino Resort	553	3,326	3,879	0	3,879
Boomtown Bossier City	1,534	1,788	3,322	0	3,322
Casino Magic Biloxi	431	1,889	2,320	0	2,320
Boomtown Reno	569	1,855	2,424	0	2,424
Casino Magic Argentina	824	103	927	0	927
Card Clubs	915	568	1,483	0	1,483
Corporate	(4,051)	20	(4,031)	0	(4,031)
Non-routine items (b)	(4,387)	0	(4,387)	4,387	0

	$1,423	$11,234	$12,657	$4,387	$17,044

Twelve months ended December 31, 2003
Boomtown New Orleans	$22,814	$6,525	$29,339	$0	$29,339
Belterra Casino Resort	9,474	13,768	23,242	0	23,242
Boomtown Bossier City	8,366	8,131	16,497	0	16,497
Casino Magic Biloxi	8,127	7,902	16,029	0	16,029
Boomtown Reno	6,538	7,129	13,667	0	13,667
Casino Magic Argentina	4,455	723	5,178	0	5,178
Card Clubs	3,617	2,457	6,074	0	6,074
Corporate	(19,772)	198	(19,574)	0	(19,574)
Non-routine items (b)	(5,577)	0	(5,577)	5,577	0

	$38,042	$46,833	$84,875	$5,577	$90,452

Twelve months ended December 31, 2002
Boomtown New Orleans	$20,470	$6,585	$27,055	$0	$27,055
Belterra Casino Resort	2,616	13,175	15,791	0	15,791
Boomtown Bossier City	5,568	7,395	12,963	0	12,963
Casino Magic Biloxi	10,570	7,520	18,090	0	18,090
Boomtown Reno	10,208	7,390	17,598	0	17,598
Casino Magic Argentina	1,456	486	1,942	0	1,942
Card Clubs	3,622	2,280	5,902	0	5,902
Corporate	(15,136)	98	(15,038)	0	(15,038)
Non-routine items (b)	(10,963)	0	(10,963)	10,963	0

	$28,411	$44,929	$73,340	$10,963	$84,303

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of EBITDA and adjusted EBITDA.
(b)	Includes Indiana regulatory matters, corporate relocation costs and benefits, derivative action settlement benefits and goodwill and other asset impairment charges. See “Adjusted EBITDA to Net Loss Reconciliation” on the prior page.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Loss to Adjusted Net Loss

(in thousands, except per share data, and unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Adjusted net loss (a)
Net loss	$(8,614)	$(6,693)	$(28,242)	$(69,629)
Cumulative effect of a change in accounting principle	0	0	0	56,704
Loss on early extinguishment of debt	7,086	0	12,906	0
Indiana regulatory and related costs	(969)	20	(1,205)	4,969
Corporate relocation expenses and related benefits	(126)	972	(129)	997
Derivative action settlement benefits	32	0	(128)	0
Goodwill and other asset impairment charges	0	1,671	7,832	1,715
Tax matters	0	0	4,248	0

Adjusted net loss	$(2,591)	$(4,030)	$(4,718)	$(5,244)

Adjusted per common share—basic and diluted
Net loss	$(0.34)	$(0.26)	$(1.09)	$(2.70)
Cumulative effect of a change in accounting principle	0.00	0.00	0.00	2.20
Loss on early extinguishment of debt	0.28	0.00	0.50	0.00
Indiana regulatory and related costs	(0.04)	0.00	(0.05)	0.19
Corporate relocation expenses and related benefits	0.00	0.04	0.00	0.04
Derivative action settlement benefits	0.00	0.00	0.00	0.00
Goodwill and other asset impairment charges	0.00	0.06	0.30	0.07
Tax matters	0.00	0.00	0.16	0.00

Adjusted net loss per common share—basic and diluted	$(0.10)	$(0.16)	$(0.18)	$(0.20)

Number of shares—basic and diluted	25,643	25,929	25,861	25,773

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted net loss

Pinnacle Entertainment, Inc.

2004 Outlook

(in thousands, except per share data, unaudited)

The following table sets forth a reconciliation of the Company’s 2004 adjusted EBITDA (as defined above) outlook to estimated net loss. The outlook excludes the effect of non-routine items, including any gain on the sale of the Company’s land in southern California and pre-opening costs associated with development and construction projects.

	Fiscal 2004 Outlook Range
	Low	High
Adjusted EBITDA	$93,000	$97,000
Depreciation and amortization	(50,000)	(50,000)

Operating income	43,000	47,000
Interest expense, net of capitalized interest and interest income	(49,000)	(49,000)

Estimated net loss before income taxes	(6,000)	(2,000)
Income tax benefit	2,280	760

Estimated net loss	$(3,720)	$(1,240)

Estimated loss per share	$(0.10)	$(0.03)

Number of shares—basic and diluted	35,500	35,500

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